Exhibit 99.1

Tribune Publishing Co. Reports Fourth Quarter 2015 Results

Michael Ferro Donates Chicago Sun-Times Stake

Tribune Adopts Content-First Organization

Tribune to Offer Free Digital Access to All Subscribers

CHICAGO--(BUSINESS WIRE)--March 2, 2016--Tribune Publishing Co. (NYSE: TPUB) today announced that Tribune Publishing Chairman Michael W. Ferro, Jr. has donated his Chicago Sun-Times stake to charitable causes.

“Michael invested in this company because he sees a tremendous opportunity to create value for all stakeholders,” said Sandra Martin, CFO of Tribune Publishing. “In 2011, after the untimely passing of Jim Tyree, Michael and a group of Chicago civic leaders created Wrapports to invest in and continue the important mission of the Chicago Sun-Times. Michael has chosen to transfer all of his ownership in Wrapports and the Chicago Sun-Times to a charitable trust. This divestiture will create a very clear separation of ownership and avoid perceived conflicts of interest, while also providing millions of dollars for community programs and other charitable causes.”

Tribune Publishing Co. today announced that it has implemented a content-first organization to create a multitude of content for the largest global audience on all mediums. As part of that initiative, the Company has announced several leadership transitions across the organization.

Effective immediately, the Editors across Tribune Publishing’s collection of award-winning brands have been named Publisher & Editor-in-Chief, assuming dual responsibilities. These managers are in the unique position of understanding their local communities, having the trust of their readers and maintaining the highest standards of journalistic integrity while implementing key initiatives that drive the business forward.

To lead this new initiative, Tim Ryan has been promoted to the office of President of Publishing, reporting to CEO Justin Dearborn. In his expanded role, Ryan will work directly with each Publisher & Editor-in-Chief to drive a content-first culture and achieve local market and company-wide business objectives. The new Publishers & Editors-in-Chief are:

  Bruce Dold, Chicago Tribune
  Howard Saltz, Sun Sentinel
  Jeff Light, The San Diego Union-Tribune
  Avido Khahaifa, Orlando Sentinel
  Trif Alatzas, The Baltimore Sun
  Andrew Julien, Hartford Courant
  Dave Erdman, The Morning Call
  Marisa Porto, Daily Press

The Company also announced that it has acquired LA.com and will launch a new channel to celebrate Los Angeles and extend the reach of the Los Angeles Times brand. Davan Maharaj will take on additional responsibilities as Publisher & Editor-in-Chief of the Los Angeles Times and will oversee the global launch of this new content vertical and will report to Dearborn.

“Creating exceptional content is core to Tribune Publishing’s civic mission and business strategy,” said Dearborn. “By giving our newsroom leaders dual responsibilities, we are ensuring our local brands remain vital to the communities they serve with our journalists and creators producing premium, compelling content across all mediums.”

As part of its content-first strategy, the Company has also announced it will begin to offer its millions of loyal print subscribers free unlimited access to its digital content across every Tribune Publishing property by April.

Additionally, the Company has announced that Tony Hunter has been promoted to President of National Revenue and Strategic Initiatives, reporting into Dearborn. In this new role, Hunter will be responsible for identifying national revenue opportunities and leading strategic initiatives and partnerships.

The Company also announced the appointment of Malcolm CasSelle as President of New Ventures, leading new technology initiatives to accelerate the Company’s digital and commerce expansion. CasSelle, the former CEO of Timeline Labs who joined Tribune Publishing in February, will use data and technology to accelerate the Company’s organic digital growth, while also leveraging the valuable assets and technologies of Tribune Publishing's existing divisions like Tribune Content Agency, Tribune Content Solutions, Tribune Direct and ForSaleByOwner to diversify and grow total digital revenue.

As a result of the decision to consolidate digital operations, Denise Warren has decided not to relocate and is leaving Tribune Publishing, effective immediately.

"We thank Denise for her leadership, which, in a very short period of time, has resulted in measurable improvements in Tribune Publishing’s digital traffic, engagement numbers, ad impression growth and a significant pivot in the Company’s digital subscription approach that is already achieving record performance,” said Dearborn.

The Company also today reported preliminary financial results for its year and fourth quarter ended December 27, 2015.

2015 FOURTH QUARTER RESULTS

Total revenues in the 2015 fourth quarter grew 1.0% to $462 million over the prior-year quarter. Advertising revenues declined 1.9% to $268 million in the 2015 fourth quarter and, excluding advertising revenues from The San Diego Union-Tribune of $23 million and the $5 million impact of the CareerBuilder reclassifications discussed below, declined 8.7% versus the 2014 fourth quarter. Circulation revenues grew 10.1% to $122 million in the 2015 fourth quarter compared to the prior-year quarter, and were flat with the prior-year quarter excluding The San Diego Union-Tribune circulation revenues. Other revenue declined $1.7 million as increases in Commercial Print and Delivery revenue (refer to gross versus net accounting reclassifications described below), were offset by declines in Direct Mail and Marketing and Content Syndication and Other revenue. Commercial Print and Delivery revenue increased $7 million due to an increase of $12 million resulting from an accounting reclassification and a decrease of $5 million, primarily due to the Chicago Suburban titles that were previously included in commercial business. Direct Mail and Marketing revenues decreased $6 million due primarily to declines in Chicago. Full year 2015 total operating revenues were $1.673 billion, which is at the high end of previously provided guidance of $1.645 billion to $1.675 billion.

Total operating expenses, including depreciation and amortization, for the 2015 fourth quarter were $452 million and included a $46 million charge related to the Employee Voluntary Separation Program (EVSP), $13 million of other restructuring costs, and a net $7 million expense related to accounting reclassifications for 2015. Compensation expenses increased in the 2015 fourth quarter, due to acquired property compensation, the EVSP and other restructuring and other net non-cash items. Adjusted Cash Compensation (see GAAP to non-GAAP reconciliation below) declined by $13 million or 8.5% during the fourth quarter of 2015 compared to prior year. Operating expenses, adjusted to set apart management-directed savings in cash operating expenses as calculated below, resulted in Adjusted Cash Operating Expense savings of $19 million, a decline of 5.7% (see GAAP to non-GAAP reconciliation below), in the 2015 fourth quarter compared to the same period of 2014.

	4Q	4Q
(in millions)	2015	2014	$ change	% change

Compensation Expenses (GAAP)	$187	$161	$26	16.1%
Acquired property compensation	(11)	(2)	(9)	*
EVSP, severance, stock-based comp, pension credits	(36)	(6)	(30)	*
Adjusted Cash Compensation (non-GAAP)	$140	$153	$(13)	(8.5%)

Operating Expenses (GAAP)	$452	$421	$31	7.4%
Newsprint & ink	(30)	(36)	6	(16.7%)
Affiliate fees (includes CareerBuilder net accounting adjustment)	(9)	(15)	6	(40.0%)
Adjusted acquired property cash expenses	(28)	(5)	(23)	*
Non-GAAP reconciliations for Adjusted EBITDA and buy/sell net accounting adjustment	(71)	(32)	(39)	*
Adjusted Cash Operating Expenses [1] (non-GAAP)	$314	$333	$(19)	(5.7%)

* Represents positive or negative change in excess of 100%

(1) - Adjusted cash operating expenses, as defined, has changed from the prior quarter disclosure to exclude certain gross versus net accounting reclassifications. Adjusted cash operating expenses comparisons continue to exclude newsprint/ink, affiliate fees, acquired property expenses and items listed in the Non-GAAP reconciliations as these expenses are considered either primarily variable to revenues or present a non-comparable expense versus the proper year period.

During the 2015 fourth quarter, the Company made certain gross versus net accounting reclassifications for 2015 that had no impact on reported operating income, operating cash flows, net income or earnings per share (refer to Note (1), Footnote 1(c) and 1(d), of the Notes to Condensed Consolidated and Combined Statements of Income (Loss) for 2015 quarterly financial impact). For CareerBuilder digital advertising revenues, affiliate fees were recorded as contra revenue; and for certain distribution contracts under which the Company buys newspapers for resale, circulation and distribution expenses were reclassified from contra revenue to operating expenses. In addition, the Company reclassified digital marketing services from other revenue to advertising revenue for all periods presented (refer to Note 1, Footnote 1(b) of the Notes to Condensed Consolidated and Combined Statements of Income (Loss) for 2015 and 2014 quarterly financial impact).

Net income (loss) for the 2015 fourth quarter was a $77 thousand loss, which included a pre-tax $46 million EVSP charge and $13 million of restructuring costs and other items. Excluding the impact of these charges, adjusted net income increased to $35.3 million, up 35.0% for the 2015 fourth quarter.

Earnings per share for the 2015 fourth quarter, on a fully diluted basis, was break-even and included a pre-tax $46 million EVSP charge and $13 million of restructuring costs and other items. Before the impact of these charges, adjusted diluted earnings per share increased 31.4% to $1.34 for the 2015 fourth quarter.

Adjusted EBITDA for the fourth quarter of 2015 was $69 million, flat as compared with fourth quarter of 2014. Full year 2015 adjusted EBITDA was $157 million, at the high end of previously reported guidance of $154 million to $157 million.

Net cash from operating activities for full year 2015 was $63 million and capital expenditures for the year were $32 million.

2016 Outlook includes continued pressure on advertising and circulation revenue trends with strategic cost management. Other guidance includes: capital expenditures of $30 million to $35 million, depreciation and amortization of $55 million to $58 million, single-employer pension funding of $11 million, cash payments for the EVSP of approximately $46 million, including a Q1 and full year 2016 EVSP charge of $6 million and $8 million, respectively, and an effective tax rate of 41% to 43%.

Conference Call Webcast

The Company’s earnings conference call will be held at 10 a.m. CT today, March 2, and will be accessible live to the public via webcast and on dial-in conference lines. To access the live webcast and view materials related to the earnings announcement, please visit investor.tribpub.com. Participants can pre-register for the call using the following link: http://dpregister.com/10081028. Participants who pre-register will be given a unique PIN to gain immediate access to the call, bypassing the live operator. Participants may pre-register at any time, including up to and after the call start time. For those who do not pre-register, please dial 1-877-317-2511 in the U.S. or 1-412-317-2511 internationally at least 10 minutes prior to the scheduled start. The conference call will be “listen only” for participants other than Tribune Publishing management and financial analysts. The conference call will be available on-demand via the Investor Relations section of the Company’s website, approximately one hour after conclusion of the call. The audio also will be available for one year on the Company’s website, and the replay via telephone will be available until March 9, 2016. To access the replay via telephone, dial 1-877-344-7529 in the U.S. or 1-412-317-0088 internationally, code 10081028.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Tribune Publishing’s financial results, this press release includes references to Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS. These are not measures presented in accordance with generally accepted accounting principles in the United States (US GAAP) and Tribune Publishing’s use of the terms Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS may vary from that of others in the Company’s industry. Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS should not be considered as an alternative to net income (loss), income from operations, net income (loss) per diluted share, revenues or any other performance measures derived in accordance with US GAAP as measures of operating performance or liquidity. Further information regarding Tribune Publishing’s presentation of these measures, including a reconciliation of Adjusted EBITDA, Pro Forma Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable US GAAP financial measure, is included below in this press release.

Cautionary Statements Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding Tribune Publishing’s expectations regarding LA.com, digital subscription offerings, advertising revenue and circulation revenue trends, cost management, and its 2016 outlook. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “continue,” “business outlook,” “estimate,” “outlook,” or similar expressions constitute forward-looking statements. Differences in Tribune Publishing's actual results from those described in these forward-looking statements may result from actions taken by Tribune Publishing as well as from risks and uncertainties beyond Tribune Publishing’s control. These risks and uncertainties include competition and other economic conditions including fragmentation of the media landscape and competition from other media alternatives; changes in advertising demand, circulation levels and audience shares; the Company’s ability to develop and grow its online businesses; the Company’s reliance on revenue from printing and distributing third-party publications; macroeconomic trends and conditions; the Company’s ability to adapt to technological changes; the Company’s ability to realize benefits or synergies from acquisitions or divestitures or to operate its businesses effectively following acquisitions or divestitures; the Company’s success in implementing expense mitigation efforts; the Company’s ability to attract and retain employees; changes in newsprint prices; the Company’s reliance on third-party vendors for various services; adverse results from litigation, governmental investigations or tax-related proceedings or audits; the Company’s ability to satisfy pension and other postretirement employee benefit obligations; changes in accounting standards; the effect of labor strikes, lockouts and labor negotiations; regulatory and judicial rulings; the Company’s indebtedness and ability to comply with debt covenants applicable to its debt facilities; the Company’s ability to satisfy future capital and liquidity requirements; the Company’s ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; and other events beyond the Company’s control that may result in unexpected adverse operating results. The Company’s actual results could also be impacted by the other risks detailed from time to time in its publicly filed documents, including in Item 1A (Risk Factors) of its most recent Annual Report on Form 10-K, in its Quarterly Report on Form 10-Q and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT TRIBUNE PUBLISHING

Tribune Publishing Company (NYSE: TPUB) is a diversified multiplatform media and marketing-solutions company that delivers innovative experiences for audiences and advertisers. The Company’s diverse portfolio of iconic news and information brands includes 11 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; San Diego; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa., and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy, El Sentinel and VidaLatina making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing is headquartered in Chicago. For more information, please visit www.tribpub.com.

Exhibits:
Condensed Consolidated and Combined Statements of Income (Loss)
Notes to Condensed Consolidated and Combined Statements of Income (Loss)
Condensed Consolidated and Combined Balance Sheets
Non-GAAP Reconciliations - Net Income (Loss) to Adjusted EBITDA
Non-GAAP Reconciliations - Adjusted EBITDA to Pro Forma Adjusted EBITDA
Non-GAAP Reconciliations - Net Income (Loss) to Adjusted Net Income and Adjusted Diluted EPS

(TPUB-F)

TRIBUNE PUBLISHING COMPANY CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (LOSS) (In thousands, except per share data) (Unaudited)
Preliminary

	Three months ended		Year ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Operating revenues: (1)
Advertising	$268,268	$273,450	$954,690	$986,393
Circulation	121,993	110,795	466,281	434,623
Other	71,565	73,231	251,849	286,962
Total operating revenues	461,826	457,476	1,672,820	1,707,978

Operating expenses (2)	451,804	421,073	1,647,853	1,621,276

Income from operations	10,022	36,403	24,967	86,702

Loss on equity investments, net	(622)	(350)	(1,164)	(1,180)
Gain on investment transaction	—	—	—	1,484
Interest expense, net	(6,851)	(5,963)	(25,972)	(9,801)
Reorganization items, net	(253)	(250)	(1,026)	(464)
Income (loss) before income taxes	2,296	29,840	(3,195)	76,741
Income tax expense (benefit)	2,373	14,371	(430)	34,453

Net income (loss)	$(77)	$15,469	$(2,765)	$42,288

Net income (loss) per common share:
Basic	$—	$0.61	$(0.11)	$1.66
Diluted	$—	$0.60	$(0.11)	$1.66

Weighted average shares outstanding:
Basic	26,233	25,440	25,990	25,429
Diluted	26,233	25,693	25,990	25,543

Dividends declared per common share:	$0.175	$0.175	$0.700	$0.175

See accompanying pages for notes. Results for 2014 include five months as a stand-alone company, Tribune Publishing Company, and seven months as a division of Tribune Media Company prior to the August 2014 spin-off.

TRIBUNE PUBLISHING COMPANY NOTES TO CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (LOSS) (In thousands) (Unaudited)
Preliminary

Note (1) - Operating Revenues for the three and twelve months ended December 27, 2015 and December 28, 2014

	Three months ended			Year ended
	December 27, 2015	December 28, 2014	% Change	December 27, 2015	December 28, 2014	% Change
Advertising and marketing services (1a) (1b)
Retail	$153,511	$154,565	(0.7%)	$509,823	$519,124	(1.8%)
National	55,528	51,867	7.1%	180,290	187,659	(3.9%)
Classified (1c)	59,229	67,018	(11.6%)	264,577	279,610	(5.4%)
Total advertising and marketing services	268,268	273,450	(1.9%)	954,690	986,393	(3.2%)
Circulation	121,993	110,795	10.1%	466,281	434,623	7.3%
Other revenue (1b)
Commercial print and delivery (1d)	45,116	37,968	18.8%	142,441	171,760	(17.1%)
Direct mail and marketing	15,240	20,900	(27.1%)	61,347	73,887	(17.0%)
Content syndication and other	11,209	14,363	(22.0%)	48,061	41,315	16.3%
Total other revenues	71,565	73,231	(2.3%)	251,849	286,962	(12.2%)
Total operating revenues	$461,826	$457,476	1.0%	$1,672,820	$1,707,978	(2.1%)

Footnotes:

Note (1a)	Three months ended			Year ended
	December 27, 2015	December 28, 2014	% Change	December 27, 2015	December 28, 2014	% Change
ROP (Run of Press)	$129,166	$128,629	0.4%	$454,150	$460,826	(1.4%)
Preprint	93,992	95,114	(1.2%)	308,569	320,604	(3.8%)
Digital (1c)	45,110	49,707	(9.2%)	191,971	204,963	(6.3%)
Total advertising	$268,268	$273,450	(1.9%)	$954,690	$986,393	(3.2%)

Note 1(b) - In the fourth quarter of 2015, the Company evaluated its other revenue and determined that the nature of digital marketing services is more appropriately classified with advertising and marketing services revenues and no longer belongs in other revenue. The amounts reclassified from other revenue to advertising and marketing services revenue for 2015 by quarter are: Q1 $6,401; Q2 $7,317; Q3 $7,562; Q4 $8,272; and YTD $29,552. The amounts reclassified from other revenue to advertising marketing services revenue for 2014 by quarter are: Q1 $4,577; Q2 $6,373; Q3 $5,985; Q4 $7,875; and YTD $24,810

Note 1(c) - In the fourth quarter of 2015, the Company transitioned certain CareerBuilder contracts from gross revenue recognition to net recognition. The full year reduction of $5,201 was recorded in classified advertising in the fourth quarter in these financial statements. Of the total recognized $1,760 related to Q1, $1,403 related to Q2 and $1,075 related to Q3.

Note 1(d) - In the fourth quarter of 2015, the Company transitioned certain buy/sell contracts from net revenue recognition to gross recognition. The full year increase of $12,352 was recorded in commercial print and delivery in the fourth quarter in these financial statements. Of the total recognized $3,801 related to Q1, $2,995 related to Q2 and $2,409 related to Q3.

TRIBUNE PUBLISHING COMPANY NOTES TO CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (LOSS) (cont.) (In thousands) (Unaudited)
Preliminary

Note (2) - Operating Expenses for the three and twelve months ended December 27, 2015 and December 28, 2014

	Three months ended			Year ended
	December 27, 2015	December 28, 2014	% Change	December 27, 2015	December 28, 2014	% Change

Compensation	$186,507	$160,953	15.9%	$649,905	$596,366	9.0%
Circulation distribution (2b)	86,874	72,679	19.5%	293,419	291,019	0.8%
Newsprint and ink	30,504	35,798	(14.8%)	122,339	139,634	(12.4%)
Outside services	51,176	40,361	26.8%	173,023	125,848	37.5%
Corporate allocations (2a)	—	—	*	—	90,497	(100.0%)
Occupancy	16,274	15,430	5.5%	63,622	61,118	4.1%
Promotion and marketing	15,848	16,285	(2.7%)	58,725	55,438	5.9%
Outside printing and production	11,744	14,891	(21.1%)	47,454	49,285	(3.7%)
Affiliate fees (2c)	9,299	15,127	(38.5%)	51,484	42,842	20.2%
Other general and administrative	29,106	36,467	(20.2%)	133,249	137,140	(2.8%)
Depreciation and amortization	14,472	13,082	10.6%	54,633	32,089	70.3%

Total operating expenses	$451,804	$421,073	7.3%	$1,647,853	$1,621,276	1.6%

Footnotes:
Note (2a)	Three months ended			Year ended
	December 27, 2015	December 28, 2014	% Change	December 27, 2015	December 28, 2014	% Change

Corporate management fee	$—	$—	*	$—	$21,871	*
Allocated depreciation	—	—	*	—	11,707	*
Shared service centers	—	—	*	—	53,492	*
Other	—	—	*	—	3,427	*

Total corporate allocations	$—	$—	*	$—	$90,497	*
* Represents positive or negative change in excess of 100%

Note 2(b) - In the fourth quarter of 2015, the Company transitioned certain buy/sell contracts from net revenue recognition to gross recognition. The full year increase of $12,352 was recorded in circulation and distribution expense in the fourth quarter in these financial statements. Of the total recognized $3,801 related to Q1, $2,995 related to Q2 and $2,409 related to Q3.

Note 2(c) - In the fourth quarter of 2015, the Company transitioned certain CareerBuilder contracts from gross revenue recognition to net recognition. The full year reduction of $5,201 was recorded in affiliate fees in the fourth quarter in these financial statements. Of the total recognized $1,760 related to Q1, $1,403 related to Q2 and $1,075 related to Q3.

TRIBUNE PUBLISHING COMPANY CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS (In thousands) (Unaudited)
Preliminary

	December 27, 2015	December 28, 2014
Assets
Current Assets:
Cash	$40,832	$36,675
Accounts receivable	240,813	234,812
Inventories	13,688	16,651
Prepaid expenses and other	16,824	26,593
Total current assets	312,157	314,731
Net Properties, Plant and Equipment	144,539	162,345
Other Assets
Goodwill	123,992	41,669
Intangible assets, net	133,862	87,272
Investments and other assets	118,416	71,686
Total other assets	376,270	200,627
Total assets	$832,966	$677,703

Liabilities and Equity
Current Liabilities
Current portion of long-term debt	$21,826	$17,911
Accounts payable	80,881	81,567
Other	210,723	206,510
Total current liabilities	313,430	305,988
Non-Current Liabilities
Long-term debt	367,847	321,822
Other non-current liabilities	166,087	43,724
Total non-current liabilities	533,934	365,546

Equity
Total stockholders' equity (deficit)	(14,398)	6,169
Total liabilities and equity	$832,966	$677,703

TRIBUNE PUBLISHING COMPANY NON-GAAP RECONCILIATIONS (In thousands) (Unaudited)
Preliminary

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three months ended			Year ended
	December 27, 2015	December 28, 2014	% Change	December 27, 2015	December 28, 2014	% Change

Net income (loss)	$(77)	$15,469	*	$(2,765)	$42,288	*

Income tax expense (benefit)	2,373	14,371	(83.5%)	(430)	34,453	*
Loss on equity investments, net	622	350	77.7%	1,164	1,180	(1.4%)
Gain on investment fair value adjustment	—	—	*	—	(1,484)	*
Interest expense, net	6,851	5,963	14.9%	25,972	9,801	*
Reorganization items, net	253	250	1.2%	1,026	464	*

Income from operations	10,022	36,403	(72.5%)	24,967	86,702	(71.2%)

Depreciation and amortization	14,472	13,083	10.6%	54,633	32,089	70.3%
Allocated depreciation (1)	—	—	*	—	11,707	*
Allocated corporate management fee	—	—	*	—	21,871	*
Restructuring, acquisition and remediation costs (2)	13,344	17,776	(24.9%)	41,859	40,900	2.3%
Employee voluntary separation program	45,586	—	*	45,586	—	*
Litigation settlements (3)	(6,955)	—	*	2,145	2,975	*
Stock-based compensation (4)	1,762	1,491	18.2%	6,822	3,679	85.4%
Pension credits (5)	—	—	*	—	(12,492)	*
Net gain from termination of post-retirement benefits (6)	(9,729)	—	*	(18,828)	—	*

Adjusted EBITDA(6)(7)	$68,502	$68,753	(0.4%)	$157,184	$187,431	(16.1%)

* Represents positive or negative change in excess of 100%

(1) - Allocated depreciation represents depreciation for primarily technology assets that were used by Tribune Publishing prior to the spin-off. As a result of the spin-off, these technology assets were assigned to Tribune Publishing and the related depreciation is included in post-spin operating results.

(2) - Restructuring (including spin-related), acquisition and remediation costs include costs related to Tribune Publishing's internal restructuring, the distribution and separation from Tribune Media Company ("TCO"), acquisitions and material weakness remediation costs.

(3) - Adjustment to litigation settlement reserves.
(4) - Stock-based compensation is due to Tribune Publishing's and TCO's equity compensation plans and is included for comparative purposes.
(5) - Pension credits are due to allocations from TCO for Tribune Publishing employees defined benefit plan. As part of the spin-off, TCO retained this plan.

(6) - In the first quarter of 2015, the Company did not deduct a gain of $7.8 million related to the termination of certain post-retirement benefits in the determination of Adjusted EBITDA. Management reassessed this gain and determined it is expected to be a non-recurring item and should be deducted in the determination of Adjusted EBITDA. Accordingly, the 2015 year-to-date period for Adjusted EBITDA, as presented, includes such adjustment for the non-recurring gain from termination of certain post-retirement benefits.

(7) - The 2014 Adjusted EBITDA has been amended to exclude the adjustment for pre-spin intercompany rent for certain properties. The pre-spin intercompany rent was previously included to improve comparability between the 2013 pre-spin period and the 2014 pre-spin periods as the Company did not have intercompany rent until December 2013 for certain properties.

TRIBUNE PUBLISHING COMPANY NON-GAAP RECONCILIATIONS (In thousands) (Unaudited)
Preliminary

Reconciliation of Adjusted EBITDA to Pro Forma Adjusted EBITDA:

	Three months ended		Year ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014

Adjusted EBITDA	$68,502	$68,753	$157,184	$187,431

Modified affiliate agreement - CareerBuilder	—	—	—	(9,000)
Modified affiliate agreement - Cars.com	—	—	—	(12,000)
Public company costs	—	—	—	(10,000)
Incremental rent (1)	—	—	—	(16,339)
Intercompany rent (2) (3)	—	—	—	19,489

Pro Forma Adjusted EBITDA(4)	$68,502	$68,753	$157,184	$159,581

(1) - Incremental rent represents the amount estimated for intercompany rent prior the finalization of the amendments to the lease agreements. Incremental rent was added back to net income for the 2014 periods prior to the spin-off as a pro forma adjusted estimate to provide investors with post-spin economics based on no longer owning the real estate. This amount is included in the calculation of Pro Forma Adjusted EBITDA and offset against the actual amount of intercompany rent for comparability to the Pro Forma Adjusted EBITDA metrics previously disclosed. Intercompany rent represents rental expense recorded by Tribune Publishing for facilities owned by TCO and its affiliates pursuant to related party lease agreements. The Company began making rent payments effective with the spin-off.

(2) - Intercompany rent represents rental expense recorded by Tribune Publishing for facilities owned by TCO and its affiliates pursuant to related party lease agreements prior to the spin-off. Intercompany rent expense is added back to net income for the 2014 periods prior to the spin-off for better comparability between the periods presented. The Company began making rent payments effective with the spin-off.

(3) - Fourth quarter and year-to-date 2014 Adjusted EBITDA has been amended to exclude the adjustment for pre-spin intercompany rent for certain properties. The pre-spin intercompany rent was previously included to improve comparability between the 2013 pre-spin period and the 2014 pre-spin periods as the Company did not have intercompany rent until December 2013 for certain properties. This adjustment has been included in Pro Forma Adjusted EBITDA for comparability.

(4) - In the first quarter of 2015, the Company did not deduct a gain of $7.8 million related to the termination of certain post-retirement benefits in the determination of Adjusted EBITDA. Management reassessed this gain and determined it is expected to be a non-recurring item and should be deducted in the determination of Adjusted EBITDA. Accordingly, the 2015 year-to-date period for Adjusted EBITDA, as presented, includes such adjustment for the non-recurring gain from termination of certain post-retirement benefits.

Adjusted EBITDA

Adjusted EBITDA is defined as net income before income taxes, interest income, interest expense, depreciation and amortization, income and losses from equity investments, corporate management fee from TCO, pension credits, stock-based compensation, certain unusual and non-recurring items (including spin-related costs) and reorganization items. The Company's management uses Adjusted EBITDA (a) as a measure of operating performance; (b) for planning and forecasting in future periods; and (c) in communications with the Company’s Board of Directors concerning the Company’s financial performance. Management believes the presentation of Adjusted EBITDA enhances investors’ overall understanding of the financial performance of the Company’s business as a stand-alone company. In addition, Adjusted EBITDA, or a similarly calculated measure, is used as the basis for certain financial maintenance covenants that the Company is subject to in connection with certain credit facilities. Since not all companies use identical calculations, the Company's presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies and should not be used by investors as a substitute or alternative to net income or any measure of financial performance calculated and presented in accordance with GAAP. Instead, management believes Adjusted EBITDA should be used to supplement the Company’s financial measures derived in accordance with GAAP to provide a more complete understanding of the trends affecting the business.

Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for, or more meaningful than, amounts determined in accordance with GAAP. Some of the limitations to using non-GAAP measures as an analytical tool are: they do not reflect the Company’s interest income and expense, or the requirements necessary to service interest or principal payments on the Company’s debt; they do not reflect future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and non-GAAP measures do not reflect any cash requirements for such replacements.

Pro forma Adjusted EBITDA

Pro forma Adjusted EBITDA is defined as Adjusted EBITDA after taking into consideration rental expenses and public company costs expected to be incurred post-spin, and reductions for partial economics on reasonable-case modified affiliate agreements for digital products, including CareerBuilder.com and Cars.com. Management believes the presentation of Pro forma Adjusted EBITDA enhances investors’ overall understanding of the financial performance of the Company’s business as a stand-alone company and includes elements used as the basis for forecasting going forward. Management believes this measure improves the understanding and comparability of future results by providing quantitative estimates for historical periods presented.

TRIBUNE PUBLISHING COMPANY NON-GAAP RECONCILIATIONS (In thousands) (Unaudited)
Preliminary

Reconciliation of Net Income (Loss) to Adjusted Net Income:

	Three months ended
	December 27, 2015		December 28, 2014

	Earnings	Diluted EPS	Earnings	Diluted EPS

Net income (loss) - GAAP	$(77)	$—	$15,469	$0.60

Adjustments to net income, net of 40% tax:
Restructuring, acquisition and remediation costs	8,006	0.30	10,666	0.42
Employee voluntary separation program	27,352	1.04	—	—

Adjusted net income - Non-GAAP	$35,281	$1.34	$26,135	$1.02

	Year ended
	December 27, 2015		December 28, 2014

	Earnings	Diluted EPS	Earnings	Diluted EPS

Net income (loss) - GAAP	$(2,765)	$(0.11)	$42,288	$1.66

Adjustments to net income, net of 40% tax:
Restructuring, acquisition and remediation costs	25,115	0.96	24,540	0.96
Employee voluntary separation program	27,352	1.05	—	—

Adjusted net income - Non-GAAP	$49,702	$1.90	$66,828	$2.62

Adjusted Net income and Adjusted Diluted EPS

Adjusted net income is defined as Net income - GAAP excluding the following adjustments: Restructuring, acquisition and remediation costs and Pre-spin allocated costs from TCO, net of the impact of income taxes.

Adjusted Diluted EPS computes Adjusted net income divided by diluted weighted average shares outstanding.

Management believes the presentation of these measures enhances investors’ overall understanding of the financial performance of the Company’s business as a stand-alone company due to the non-recurring nature of many of the adjustments in the pre-spin and post-spin periods. Management believes Adjusted Net income and Adjusted Diluted EPS are informative to investors as they analyze current results compared to future recurring projections.

CONTACT:
Tribune Publishing Company
Investor Contacts:
Kimbre Neidhart, 469-528-9366
kneidhart@tribpub.com
or
Press Contacts:
Dana Meyer, 312-222-3308
dmeyer@tribpub.com